As filed with the Securities and Exchange Commission on September 28, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIONS GATE ENTERTAINMENT CORP.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1055 West Hastings Street, Suite 2200

Vancouver, British Columbia V6E 2E9

and

2700 Colorado Avenue, Suite 200

Santa Monica, California  90404
(Address, Including Zip Code, of Principal Executive Offices)

LIONS GATE ENTERTAINMENT CORP.

2012 Performance Incentive Plan

(Full Title of the Plan)

Wayne Levin

EVP, Corporate Operations and General Counsel

Lions Gate Entertainment Corp.

2700 Colorado Avenue, Suite 200

Santa Monica, California 90404

(310) 449-9200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Robert Haymer, Esq.

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, California 90067

(310) 553-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION  OF REGISTRATION  FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Shares, no par value	18,334,614	(1) shares	$14.76	(2)	$270,618,903	(2)	$31,013	(2)

(1)

This Registration Statement covers, in addition to the number of shares of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the “Company” or the “Registrant”), common shares, no par value (the “Common Shares”), stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Shares on September 27, 2012 as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                   Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)           The Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2012, filed with the Commission on May 30, 2012, as amended by the Form 10-K/A filed by the Company with the Commission on June 22, 2012 (Commission File No. 001-14880);

(b)           The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2012, filed with the Commission on August 9, 2012 (Commission File No. 001-14880);

(c)           The Company’s Current Reports on Form 8-K, filed with the Commission on March 22, 2012, May 2, 2012, May 16, 2012, June 5, 2012, June 12, 2012, June 22, 2012, July 18, 2012, September 14, 2012 and September 27, 2012 (with respect to Items 1.01 and 2.03 only) (each, Commission File No. 001-14880); and

(d)           The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A filed with the Commission on August 5, 2004 (Commission File No. 001-14880), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities

Not applicable.

Item 5.                   Interests of Named Experts and Counsel

Not applicable.

Item 6.                   Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer of another corporation, or for an affiliate, of the Company, and his heirs and personal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of the Company, the Company shall indemnify every director or former director of the Company, or may, subject to the Business Corporations Act (British Columbia), indemnify any other person. The Company has entered into indemnity agreements with its directors, executive officers, and certain other key employees whereby the Company has have agreed to indemnify the directors and officers to the extent permitted by the Company’s Articles and the Business Corporations Act (British Columbia).

The Company’s Articles permit the Company, subject to the limitations contained in the Business Corporations Act, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. The Company, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Articles, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 7.                   Exemption from Registration Claimed

Not applicable.

Item 8.                   Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.                   Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on September 28, 2012.

Lions Gate Entertainment Corp.

By:	/s/ James Keegan
James Keegan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James Keegan, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon Feltheimer	Chief Executive Officer and Director	September 28, 2012
Jon Feltheimer	(Principal Executive Officer)
/s/ James Keegan	Chief Financial Officer	September 28, 2012
James Keegan	(Principal Financial and Accounting Officer)
/s/ Norman Bacal	Director	September 28, 2012
Norman Bacal
/s/ Michael Burns	Director	September 28, 2012
Michael Burns
/s/ Arthur Evrensel	Director	September 28, 2012
Arthur Evrensel
/s/ Frank Giustra	Director	September 28, 2012
Frank Giustra
/s/ Morley Koffman	Director	September 28, 2012
Morley Koffman
/s/Harald Ludwig	Director	September 28, 2012
Harald Ludwig
/s/ G. Scott Paterson	Director	September 28, 2012
G. Scott Paterson
/s/ Mark Rachesky, M.D.	Director	September 28, 2012
Mark Rachesky, M.D.
/s/ Daryl Simm	Director	September 28, 2012
Daryl Simm
/s/ Hardwick Simmons	Director	September 28, 2012
Hardwick Simmons
/s/Phyllis Yaffe	Director	September 28, 2012
Phyllis Yaffe

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.

Lions Gate Entertainment Corp. 2012 Performance Incentive Plan.  (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on July 30, 2012 (Commission File No. 001-14880) and incorporated herein by this reference.)

5.	Opinion of Heenan Blaikie LLP (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Studio 3 Partners L.L.C.)

23.3	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).